Exhibit 99.1

NEWS RELEASE

CONTACT: William T. Camp	6110 Executive Blvd., Suite 800 Rockville, Maryland 20852
Executive Vice President and Chief Financial Officer	Tel 301-984-9400 Fax 301-984-9610
E-Mail: bcamp@writ.com	www.writ.com

September 13, 2011

WASHINGTON REAL ESTATE INVESTMENT TRUST ACQUIRES

BRADDOCK PLACE FOR $101 MILLION

Washington Real Estate Investment Trust (WRIT) (NYSE: WRE) has acquired Braddock Place, a 345,000 square foot office campus on the Metro in Alexandria, Virginia, for $101 million in an all cash transaction.

Braddock Place consists of four office buildings and a two-level underground parking garage. The campus is located in the northwest quadrant of Old Town Alexandria at 1310, 1320, 1330 and 1340 Braddock Place and is immediately adjacent to the Braddock Road Metro Station (Yellow and Blue lines), one stop from Reagan National Airport. The properties were built in 1985 and are 92% leased to 13 office tenants including associations and government contractors.

Braddock Place is located within the Braddock Metro Neighborhood Plan, a city-led master plan effort to bring renewed focus to the area immediately surrounding the Metro Station. Several new construction projects are underway or planned, bringing over 500 new high-rise apartment units as well as five full city blocks of new townhouse, condominium, office and retail development.

WRIT funded the acquisition with cash proceeds from its recent sale transactions of the industrial portfolio. WRIT expects to achieve a first year unleveraged yield of 6.9% on a cash basis.

“Braddock Place is a high quality office campus in an excellent inside the Beltway location, on a Metro, which fits perfectly with our long term strategy. We have many capital improvements and upgrades planned in the near term to modernize the common areas and maximize future rental rate growth,” said George “Skip” McKenzie, President and Chief Executive Officer of WRIT.

WRIT is a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. WRIT owns a diversified portfolio of 75 properties totaling approximately 9 million square feet of commercial space and 2,540 residential units, and land held for development. These 75 properties consist of 27 office properties, 3 industrial/flex properties, 18 medical office properties, 16 retail centers and 11 multifamily properties. WRIT shares are publicly traded on the New York Stock Exchange (NYSE:WRE).

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, the potential for federal government budget reductions, changes in general and local economic and real estate market conditions, the timing and pricing of lease transactions, the effect of the current credit and financial market conditions, the availability and cost of capital, fluctuations in interest rates, tenants’ financial conditions, levels of competition, the effect of government regulation, the impact of newly adopted accounting principles, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2010 Form 10-K and second quarter 2011 Form 10-Q. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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